Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the R.H. Donnelley Corporation 2005 Stock Award and Incentive Plan of our report dated January 31, 2003, with respect to the combined consolidated financial statements of the directory publishing operations of Sprint Corporation (Sprint Publishing & Advertising) as of and for the year ended December 31, 2002, included in R.H. Donnelley Corporation’s Annual Report (Form 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Kansas City, Missouri
August 26, 2005

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